Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) of Ultra Clean Holdings, Inc. pertaining to the Ultra Clean Holdings, Inc. Amended and Restated Stock Incentive Plan of our report dated March 22, 2019, relating to the consolidated financial statements of Ultra Clean Holdings, Inc., and the effectiveness of internal control over financial reporting of Ultra Clean Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended December 28, 2018, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

San Francisco, California

December 18, 2019